Exhibit 10.11

October 21, 2009

Mr. Joseph E. Kadi

2105 City West Blvd.

Suite 500

Houston, Texas 77042

RE:	Amendment of Offer Letter dated October 21, 2008

Dear Joe:

Reference is made to the offer letter of Omega Protein Corporation (the “Company”) addressed to you and dated October 21, 2008 (the “Offer Letter”). All capitalized terms not otherwise defined herein shall have the meanings given them in the Offer Letter. This letter agreement (this “Letter Agreement”) serves as an amendment to the Offer Letter, effective as of the date first written above.

Pursuant to paragraph 4 of the Offer Letter, the Company agreed to extend you certain benefits under its relocation policy, including, but not limited to, temporary housing, furniture storage and reimbursement of a loss on the sale of your residence in Illinois, subject to the terms and conditions in the Offer Letter.

The Company agrees to modify, and the Employee agrees to accept, the following benefits in its Offer Letter as described below:

•

Temporary housing will be extended from 3 months to a total of 6 months, if needed. The Employee may utilize a reasonable number of coach class airfare trips (in accordance with Company policy) to travel to his primary residence during this period, if necessary;

•	Furniture storage will be extended from 3 months to a total of 6 months, if needed; and

•

The Company will reimburse you for 100% of the loss incurred by you (as defined herein), up to a maximum amount of $100,000, on the sale of your primary residence in Illinois to a non-affiliated purchaser. Such loss will be calculated as the difference between: (i) your original purchase price for such primary residence, minus (ii) the proceeds realized by you from the sale of that residence, net of ordinary and reasonable fees and expenses incurred in connection with such sale (other than fees and expenses reimbursed to you by the Company). This reimbursement by the Company shall be conditioned on (i) your being employed by the Company at the

Mr. Joseph E. Kadi

October 21, 2009

time of sale, (ii) the completion of such sale prior to December 31, 2010, and (iii) your submission to the Company of reasonable documentation supporting the calculation of the loss amount.

Except as expressly set forth in this Letter Agreement, all provisions, terms and conditions in the Offer Letter remain unmodified and in full force and effect.

If you agree with the terms and conditions of this Letter Agreement, please sign this Letter Agreement in the space provided below and return it to me.

Very truly yours,

John D. Held

Agreed as of the date

    first written above:

/s/ Joseph E. Kadi
Joseph E. Kadi